Exhibit 99.1

FOR IMMEDIATE RELEASE

Vivani Medical Appoints Daniel Bradbury to its Board of Directors

Appointment comes as Vivani prioritizes the development of its GLP-1 implants for the treatment of obesity and chronic weight management

Under Bradbury’s leadership as CEO, Amylin Pharmaceuticals, with partner Alkermes, secured in 2012 approval of Bydureon® (exenatide injection), the world’s first once-weekly GLP-1 receptor agonist, a class of drugs that now includes blockbusters Ozempic®, Trulicity®, and Wegovy®

ALAMEDA, Calif., March 6, 2024 -- (BUSINESS WIRE) -- Vivani Medical, Inc. (Nasdaq: VANI) (“Vivani” or the “Company”), an innovative, preclinical-stage biopharmaceutical company developing novel, long-term drug implants, today announced the appointment of long-time industry veteran Daniel Bradbury to its Board of Directors.

“Dan has served as an advisor to Vivani and our legacy company, Nano Precision Medical, since 2017, and his guidance has been invaluable,” said Adam Mendelsohn, Ph.D., Vivani President and Chief Executive Officer. “As a member of Vivani’s distinguished board of directors, Dan’s leadership expertise and deep insight and experience developing and commercializing the world’s first GLP-1 drug (exenatide injection) will continue to prove pivotal as we focus our efforts on delivering miniature, long-term GLP-1 implants for the treatment of obesity, type 2 diabetes, and potentially, other serious chronic diseases.”

Bradbury is the former President, Chief Executive Officer, and Director of Amylin Pharmaceuticals, a biopharmaceutical company focused on the development of drug candidates for the treatment of serious metabolic diseases. He served as Amylin’s Chief Executive Officer from March 2007 until its acquisition by Bristol-Myers Squibb Company for $7.1B in August 2012. Before joining Amylin in 1994, he worked in marketing and sales roles for 10 years at SmithKline Beecham Pharmaceuticals.

Bradbury serves on the board of directors of Castle Biosciences, Inc. and Equillium, Inc., and several private companies and philanthropic organizations. Bradbury previously served on the board of directors of Biocon Limited, Corcept Therapeutics Inc., Geron Inc., Illumina Inc. and Intercept Pharmaceuticals Inc. He earned a Bachelor of Pharmacy degree from Nottingham University and a Diploma in Management Studies from the University of West London in the United Kingdom.

In addition to his new role as Board Director, Bradbury will serve on the Audit Committee of the Vivani Medical Board.

About Vivani Medical, Inc.

Leveraging its proprietary NanoPortal™ platform, Vivani Medical develops biopharmaceutical implants designed to deliver drug molecules steadily over extended periods of time with the goal of guaranteeing adherence, and potentially to improve medication tolerability. Vivani’s lead programs NPM-115 and NPM-119 are miniature, six-month, GLP-1 implants in development for the treatment of chronic weight management in obese or overweight patients and type 2 diabetes, respectively. Both NPM-115 and NPM-119 are exenatide based products with a higher-dose associated with NPM-115 for the treatment of chronic weight management in obese or overweight patients. These NanoPortalTM implants are designed to provide patients with the opportunity to realize the full potential benefit of their medication by avoiding the challenges associated with the daily or weekly administration of orals and injectables. Medication non-adherence occurs when patients do not take their medication as prescribed. This affects an alarming number of patients, approximately 50%, including those taking daily pills. Medication non-adherence, which contributes to more than $500 billion in annual avoidable healthcare costs and 125,000 potentially preventable deaths annually in the U.S. alone, is a primary and daunting reason why obese or overweight patients, and patients taking type 2 diabetes or other chronic disease medications face significant challenges in achieving positive real-world effectiveness.

Vivani’s wholly owned subsidiary Cortigent is developing targeted neurostimulation systems intended to help patients recover critical body functions. Investigational devices include Orion®, designed to provide artificial vision to people who are profoundly blind, and a new system intended to accelerate the recovery of arm and hand function in patients who are partially paralyzed due to stroke. Vivani continues to assess strategic options for advancing Cortigent’s pioneering technology.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that in this press release, including statements regarding our business, products in development, including the therapeutic potential thereof, plans to address any requests from the FDA related to the agency’s current clinical hold on NPM-119, the initiation of the LIBERATE-1 trial and reporting of trial results, the planned development therefor, our emerging development plans for NPM-115, NPM-139, or our plans with respect to Cortigent and its proposed initial public offering, technology, strategy, cash position and financial runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, risks related to the development and commercialization of our products, including NPM-115 and NPM-119; delays and changes in the development of our products, including our ability to address any requests from the FDA related to LIBERATE-1 and to commence clinical development of NPM-119, including as a result of applicable laws, regulations and guidelines, potential delays in submitting and receiving regulatory clearance or approval to conduct our development activities, risks related to the initiation, enrollment and conduct of our planned clinical trials and the results therefrom; our history of losses and our ability to access additional capital or otherwise fund our business; market conditions and the ability of Cortigent to complete its initial public offering. There may be additional risks that the Company considers immaterial, or which are unknown. A further list and description of risks and uncertainties can be found in the Company’s most recent Annual Report on Form 10-K filed with the SEC filed on March 31, 2023, as updated by our subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement made by us in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contact:
Donald Dwyer
Chief Business Officer
info@vivani.com
(415) 506-8462

Investor Relations Contact:
Brigid A. Makes
Chief Financial Officer
investors@vivani.com
(415) 506-8462

Media Contact:
Sean Leous
ICR Westwicke
Sean.Leous@westwicke.com

(646) 866-4012